Exhibit 25.5

to Registration Statement

Registration No. 333-84276

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

________________________

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939

OF A CORPORATION DESIGNATED TO ACT AS A TRUSTEE

________________________

CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY

OF A TRUSTEE PURSUANT TO SECTION 305(b)(2) __

Wachovia Bank, national association

(Exact name of Trustee as specified in its charter)

22-1147033

(I.R.S. Employer

Identification No.)

301 South College Street
Charlotte, North Carolina	28288-0630
(Address of Principal Executive Offices)	(Zip Code)

CenturyTel, Inc.

(Name of Obligor)

Louisiana	72-0651161
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

100 CenturyTel Drive
Monroe, Louisiana	71203
(Address of Principal Executive Offices)	(Zip Code)

PURCHASE CONTRACTS

(Title of Indenture Securities)

Item 1.     General information.
Furnish the following information as to the trustee:
(a)	Name and address of each examining or supervisory authority to which it is subject:
	Comptroller of the Currency,	Washington, D.C.
	Board of Governors of the Federal Reserve System,	Richmond, VA 23219
	Federal Deposit Insurance Corporation,	Washington, D.C.
(b)	Whether it is authorized to exercise corporate trust powers.
The Trustee is authorized to exercise corporate trust powers.

Item 2.     Affiliations with Obligor.

            If the obligor is an affiliate of the trustee, describe each such affiliation.

            None.

Item 16.   Lists of Exhibits.

            The additional exhibits listed below are filed herewith; exhibits, if any, identified in parentheses are on file with the Commission and are incorporated herein by reference as exhibits hereto pursuant to Rule 7a-29 under the Trust Indenture Act of 1939 and Rule 24 of the Commissions Rules of Practice.
1.	Restated Articles of Association of the Trustee as now in effect. (Exhibit 1 to Form T-1, Registration Statement No. 333-47985).
2.	Certificate of Authority of the Trustee to commence business. (Attached as an exhibit to Form T-1, Registration Statement No. 333-59145).
3.	Authorization of the Trustee to exercise corporate trust powers. (Attached as an exhibit to Form T-1, Registration Statement No. 333-78927).
4.	By-Laws of the Trustee, as amended, to date. (Exhibit 4 to Form T-1, Registration Statement No. 333-60170).
5.	Not applicable.
6.	Consent by the Trustee required by Section 321(b) of the Trust Indenture Act of 1939.
7.	Report of Condition of Wachovia Bank, National Association as of the close of business on December 31, 2001, published pursuant to the law or the requirement of its supervising or examining authority.
8.	Not Applicable
9.	Not Applicable

SIGNATURE

            Pursuant to the requirements of the Trust Indenture Act of 1939 the Trustee, Wachovia Bank, National Association organized and existing under the laws of the United States, has duly caused this Statement of Eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Nashville, and State of Tennessee, on the 26th day of April, 2002.

Wachovia Bank, national association

By:	/s/ Susan K. Baker

Vice President

EXHIBIT 1 TO FORM T-1

WACHOVIA BANK, NATIONAL ASSOCIATION

CHARTER NO. 1*

ARTICLES OF ASSOCIATION

AS RESTATED 4/1/02

* The OCC allowed the reassignment of Charter No. 1 (formerly held by CoreStates Bank, N.A., which merged into First Union National Bank on 5/15/98) to First Union National Bank on 5/18/98. Charter No. 1 superceded Charter No. 22693. On 4/1/02, First Union National Bank changed its name to Wachovia Bank, National Association.

Charter No. 1

WACHOVIA BANK, NATIONAL ASSOCIATION

ARTICLES OF ASSOCIATION

For the purpose of organizing an Association to carry on the business of banking under the laws of the United States, the undersigned do enter into the following Articles of Association:

            FIRST. The title of this Association shall be WACHOVIA BANK, NATIONAL ASSOCIATION.

            SECOND. The main office of the Association shall be in Charlotte, County of Mecklenburg, State of North Carolina. The general business of the Association shall be conducted at its main office and its branches.

            THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five directors, the exact number of directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Unless otherwise provided by the laws of the United States, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by action of the Board of Directors.

            FOURTH. The annual meeting of the shareholders for the election of directors and the transaction of whatever other business may be brought before said meeting shall be held at the main office or such other place as the Board of Directors may designate, on the day of each year specified therefor in the By-Laws, but if no election is held on that day, it may be held on any subsequent day according to the provisions of law; and all elections shall be held according to such lawful regulations as may be prescribed by the Board of Directors.

            Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the bank entitled to vote for election of directors. Nominations, other than those made by or on behalf of the existing management of the bank, shall be made in writing and shall be delivered or mailed to the President of the bank and to the Comptroller of the Currency, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors, provided, however, that if less than 21 days' notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Bank and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the bank that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the bank owned by the notifying shareholder. Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the meeting, and upon his instructions, the vote tellers may disregard all votes cast for each such nominee.

            FIFTH.

            (a)     General. The amount of capital stock of this Association shall be (I) 25,000,000 shares of common stock of the par value of twenty dollars ($20.00) each (the "Common Stock") and (ii) 160,540 shares of preferred stock of the par value of one dollar ($ 1. 00) each (the "Non-Cumulative Preferred Stock"), having the rights, privileges and preferences set forth below, but said capital stock may be increased or decreased from time to time in accordance with the provisions of the laws of the United States.

            (b)     Terms of the Non-Cumulative Preferred Stock.

1.     General. Each share of Non-Cumulative Preferred Stock shall be identical in all respects with the other shares of Non-Cumulative Preferred Stock. The authorized number of shares of Non-Cumulative Preferred Stock may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of Non-Cumulative Preferred Stock redeemed by the Association shall be canceled and shall revert to authorized but unissued shares of Non-Cumulative Preferred Stock.

2.     Dividends.

(a)     General. The holders of Non-Cumulative Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, non-cumulative cash dividends at the annual rate of $83.75 per share, and no more, payable quarterly on the first days of December, March, June and September, respectively, in each year with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date, to shareholders of record on the respective date, not exceeding fifty days preceding such dividend payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. Notwithstanding the foregoing, the cash dividend to be paid on the first dividend payment date after the initial issuance of Non-Cumulative Preferred Stock and on any dividend payment date with respect to a partial dividend period shall be $83.75 per share multiplied by the fraction produced by dividing the number of days since such initial issuance or in such partial dividend period, as the case may be, by 360.

(b)     Non-cumulative Dividends. Dividends on the shares of NonCumulative Stock shall not be cumulative and no rights shall accrue to the holders of shares of Non-Cumulative Preferred Stock by reason of the fact that the Association may fail to declare or pay dividends on the shares of Non-Cumulative Preferred Stock in any amount in any quarterly dividend period, whether or not the earnings of the Association in any quarterly dividend period were sufficient to pay such dividends in whole or in part, and the Association shall have no obligation at any time to pay any such dividend.

(c)     Payment of Dividends. So long as any share of Non-Cumulative Preferred Stock remains outstanding, no dividend whatsoever shall be paid or declared and no distribution made on any junior stock other than a dividend payable in junior stock, and no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by the Association, directly or indirectly (other than as a result of a reclassification of junior stock, or the exchange or conversion of one junior stock for or into another junior stock, or other than through the use of the proceeds of a substantially contemporaneous sale of other junior stock), unless all dividends on all shares of non-cumulative Preferred Stock and non-cumulative Preferred Stock ranking on a parity as to dividends with the shares of Non-Cumulative Preferred Stock for the most recent dividend period ended prior to the date of such payment or declaration shall have been paid in full and all dividends on all shares of cumulative Preferred Stock ranking on a parity as to dividends with the shares of Non-Cumulative Stock (notwithstanding that dividends on such stock are cumulative) for all past dividend periods shall have been paid in full. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any junior stock from time to time out of any funds legally available therefor, and the Non-Cumulative Preferred Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise. No dividends shall be paid or declared upon any shares of any class or series of stock of the Association ranking on a parity (whether dividends on such stock are cumulative or non-cumulative) with the Non-Cumulative Preferred Stock in the payment of dividends for any period unless at or prior to the time of such payment or declaration all dividends payable on the Non-cumulative Preferred Stock for the most recent dividend period ended prior to the date of such payment or declaration shall have been paid in full. When dividends are not paid in full, as aforesaid, upon the Non-Cumulative Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends (whether dividends on such stock are cumulative or non-cumulative) with the Non-Cumulative Preferred Stock, all dividends declared upon the Non-Cumulative Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Non-Cumulative Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Non-cumulative Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Non-Cumulative Preferred Stock (but without any accumulation in respect of any unpaid dividends for prior dividend periods on the shares of Non-Cumulative Stock) and such other Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Non-Cumulative Preferred Stock which may be in arrears.

3.     Voting. The holders of Non-Cumulative Preferred Stock shall not have any right to vote for the election of directors or for any other purpose.

4.     Redemption.

(a)     Optional Redemption. The Association, at the option of the Board of Directors, may redeem the whole or any part of the shares of Non-Cumulative Preferred Stock at the time outstanding, at any time or from time to time after the fifth anniversary of the date of original issuance of the Non-Cumulative Preferred Stock, upon notice given as hereinafter specified, at the redemption price per share equal to $1,000 plus an amount equal to the amount of accrued and unpaid dividends from the immediately preceding dividend payment date (but without any accumulation for unpaid dividends for prior dividend periods on the shares of Non-Cumulative Preferred Stock) to the redemption date.

(b)     Procedures. Notice of every redemption of shares of Non-Cumulative Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Association. Such mailing shall be at least 10 days and not more than 60 days prior to the date fixed for redemption. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of shares of Non-Cumulative Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Non-Cumulative Preferred Stock.

In case of redemption of a part only of the shares of Non-Cumulative Preferred Stock at the time outstanding the redemption may be either pro rata or by lot or by such other means as the Board of Directors of the Association in its discretion shall determine. The Board of Directors shall have full power and authority, subject to the provisions herein contained, to prescribe the terms and conditions upon which shares of the Non-Cumulative Preferred Stock shall be redeemed from time to time.

If notice of redemption shall have been duly given, and, if on or before the redemption date specified therein, all funds necessary for such redemption shall have been set aside by the Association, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to, receive the amount payable on redemption thereof, without interest.

If such notice of redemption shall have been duly given or if the Association shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and, if on or before the redemption date specified therein, the funds necessary for such redemption shall have been deposited by the Association with such bank or trust company in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or any state thereof, shall have capital, surplus and undivided profits aggregating at least $50,000,000 according to its last published statement of condition, and shall be identified in the notice of redemption. Any interest accrued on such funds shall be paid to the Association from time to time. In case fewer than all the shares of Non-Cumulative Preferred Stock represented by a stock certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

Any funds so set aside or deposited, as the case may be, and unclaimed at the end of the relevant escheat period under applicable state law from such redemption date shall, to the extent permitted by law, be released or repaid to the Association, after which repayment the holders of the shares so called for redemption shall look only to the Association for payment thereof.

5.     Liquidation.

(a)     Liquidation Preference. In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Association, the holders of Non-cumulative Preferred Stock shall be entitled, before any distribution or payment is made to the holders of any junior stock, to be paid in full an amount per share equal to an amount equal to $1,000 plus an amount equal to the amount of accrued and unpaid dividends per share from the immediately preceding dividend payment date (but without any accumulation for unpaid dividends for prior dividend periods on the shares of Non-cumulative Preferred Stock) per share to such distribution or payment date (the "liquidation amount").

In the event of any involuntary liquidation, dissolution or winding up of the affairs of the Association, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Non-Cumulative Preferred Stock shall be entitled to be paid in full an amount per share equal to the liquidation amount.

If such payment shall have been made in full to all holders of shares of Non-Cumulative Preferred Stock, the remaining assets of the Association shall be distributed among the holders of junior stock, according to their respective rights and preferences and in each case according to their respective numbers of shares.

(b)     Insufficient Assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Association are insufficient to pay such liquidation amount on all outstanding shares of Non-cumulative Preferred Stock, then the holders of Non-Cumulative Preferred Stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

(c)     Interpretation. For the purposes of this paragraph 5, the consolidation or merger of the Association with any other corporation or association shall not be deemed to constitute a liquidation, dissolution or winding up of the Association.

6.     Preemptive Rights. The Non-Cumulative Preferred Stock is not entitled to any preemptive, subscription, conversion or exchange rights in respect of any securities of the Association.

7.     Definitions. As used herein with respect to the Non-Cumulative Preferred Stock, the following terms shall have the following meanings:

(a)     The term "junior stock" shall mean the Common Stock and any other class or series of shares of the Association hereafter authorized over which the Non-Cumulative Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Association.

(b)     The term "accrued dividends", with respect to any share of any class or series, shall mean an amount computed at the annual dividend rate for the class or series of which the particular share is a part, from, if such share is cumulative, the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon and, if such share is noncumulative, the relevant date designated to and including the date to which such dividends are accrued, less the aggregate amount of all dividends theretofore paid with respect to such period.

(c)     The term "Preferred Stock" shall mean all outstanding shares of all series of preferred stock of the Association as defined in this Article Fifth of the Articles of Association, as amended, of the Association.

8.     Restriction on Transfer. No shares of Non-Cumulative Preferred Stock, or any interest therein, may be sold, pledged, transferred or otherwise disposed of without the prior written consent of the Association. The foregoing restriction shall be stated on any certificate for any shares of Non-Cumulative Preferred Stock.

9.     Additional Rights. The shares of Non-Cumulative Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

            SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another director to be the Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents; and to appoint a cashier or such other officers and employees as may be required to transact the business of this Association.

            The Board of Directors shall have the power to define the duties of the officers and employees of the Association, to fix the salaries to be paid to them; to dismiss them, to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all By-Laws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

            SEVENTH. The Board of Directors shall have the power to change the location of the main office to any other place within the limits of Charlotte, North Carolina, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency; and shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency.

            EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

            NINTH. The Board of Directors of this Association, or any three or more shareholders owning, in the aggregate, not less than 10 percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.

            TENTH. Each director and executive officer of this Association shall be indemnified by the association against liability in any proceeding (including without limitation a proceeding brought by or on behalf of the Association itself) arising out of his status as such or his activities in either of the foregoing capacities, except for any liability incurred on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Association. Liabilities incurred by a director or executive officer of the Association in defending a proceeding shall be paid by the Association in advance of the final disposition of such proceeding upon receipt of an undertaking by the director or executive officer to repay such amount if it shall be determined, as provided in the last paragraph of this Article Tenth, that he is not entitled to be indemnified by the Association against such liabilities.

            The indemnity against liability in the preceding paragraph of this Article Tenth, including liabilities incurred in defending a proceeding, shall be automatic and self-operative.

            Any director, officer or employee of this Association who serves at the request of the Association as a director, officer, employee or agent of a charitable, not-for-profit, religious, educational or hospital corporation, partnership, joint venture, trust or other enterprise, or a trade association, or as a trustee or administrator under an employee benefit plan, or who serves at the request of the Association as a director, officer or employee of a business corporation in connection with the administration of an estate or trust by the Association, shall have the right to be indemnified by the Association, subject to the provisions set forth in the following paragraph of this Article Tenth, against liabilities in any manner arising out of or attributable to such status or activities in any such capacity, except for any liability incurred on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Association, or of the corporation, partnership, joint venture, trust, enterprise, Association or plan being served by such person.

            In the case of all persons except the directors and executive officers of the Association, the determination of whether a person is entitled to indemnification under the preceding paragraph of this Article Tenth shall be made by and in the sole discretion of the Chief Executive Officer of the Association. In the case of the directors and executive officers of the Association, the indemnity against liability in the preceding paragraph of this Article Tenth shall be automatic and self-operative.

            For purposes of this Article Tenth of these Articles of Association only, the following terms shall have the meanings indicated:

            (a)     "Association" means Wachovia Bank, National Association and its direct and indirect wholly-owned subsidiaries.

            (b)     "Director" means an individual who is or was a director of the Association.

            (c)     "Executive officer" means an officer of the Association who by resolution of the Board of Directors of the Association has been determined to be an executive officer of the Association for purposes of Regulation O of the Federal Reserve Board.

            (d)     "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses, including counsel fees and expenses, incurred with respect to a proceeding.

            (e)     "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

            (f)     "Proceeding" means any threatened, pending, or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

            The Association shall have no obligation to indemnify any person for an amount paid in settlement of a proceeding unless the Association consents in writing to such settlement.

            The right to indemnification herein provided for shall apply to persons who are directors, officers, or employees of banks or other entities that are hereafter merged or otherwise combined with the Association only after the effective date of such merger or other combination and only as to their status and activities after such date.

            The right to indemnification herein provided for shall inure to the benefit of the heirs and legal representatives of any person entitled to such right.

            No revocation of, change in, or adoption of any resolution or provision in the Articles of Association or By-laws of the Association inconsistent with, this Article Tenth shall adversely affect the rights of any director, officer, or employee of the Association with respect to (i) any proceeding commenced or threatened prior to such revocation, change, or adoption, or (ii) any proceeding arising out of any act or omission occurring prior to such revocation, change, or adoption, in either case, without the written consent of such director, officer, or employee.

            The rights hereunder shall be in addition to and not exclusive of any other rights to which a director, officer, or employee of the Association may be entitled under any statute, agreement, insurance policy, or otherwise.

            The Association shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, or employee of the Association, or is or was serving at the request of the Association as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, trade association, employee benefit plan, or other enterprise, against any liability asserted against such director, officer, or employee in any such capacity, or arising out of their status as such, whether or not the Association would have the power to indemnify such director, officer, or employee against such liability, excluding insurance coverage for a formal order assessing civil money penalties against an Association director or employee.

            Notwithstanding anything to the contrary provided herein, no person shall have a right to indemnification with respect to any liability (i) incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Association, (ii) to the extent such person is entitled to receive payment therefor under any insurance policy or from any corporation, partnership, joint venture, trust, trade association, employee benefit plan, or other enterprise other than the Association, or (iii) to the extent that a court of competent jurisdiction determines that such indemnification is void or prohibited under state or federal law.

            ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of holders of a greater amount of stock is required by law, and in that case, by the vote of the holders of such greater amount.

            TWELFTH. The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

*   *   *   *   *   *

EXHIBIT 6 TO FORM T-1

CONSENT OF TRUSTEE

            Under section 321(b) of the Trust Indenture Act of 1939 and in connection with the proposed issuance of Purchase Contracts of CenturyTel, Inc., we hereby consent that reports of examinations by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Susan K. Baker

Susan K. Baker Vice President

Nashville, Tennessee
April 26, 2002

EXHIBIT 7 TO FORM T-1

Wachovia Bank National Association

Statement of Financial Condition

As of 12/31/2001

ASSETS

($000's)

ASSETS
Cash and balance due from depository institutions:
Non-interest-bearing balances and currency and coin	10,660,000
Interest bearing balances	6,638,000
Securities:
Hold-to-maturity securities	0
Available-for-sale securities	47,596,000
Federal funds sold and securities purchased under agreements to resell	5,188,000
Loans and lease financing receivables:
Loan and leases held for sale	7,337,000
Loan and leases, net of unearned income	116,417,000
Less: Allowance for loan and lease losses	2,222,000
Less: Allocated transfer risk reserve	0
Loans and leases, net of unearned income, allowance	114,195,000
Trading Assets	19,071,000
Premises and fixed assets (including capitalized leases)	2,628,000
Other real estate owned	92,000
Investment in unconsolidated subsidiaries and associated companies	503,000
Customer's liability to this bank on acceptances outstanding	732,000
Intangible assets:
Goodwill	2,253,000
Other intangible Assets	336,000
Other assets:	15,556,000
Total Assets:	232,785,000

LIABILITIES
Deposits:
In domestic offices	135,276,000
Non-interest-bearing	24,546,000
Interest-bearing	110,730,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	12,473,000
Non-interest-bearing	32,000
Interest-bearing	12,441,000
Federal funds purchased and securities sold under agreements to repurchase	19,728,000
Trading liabilities	15,559,000
Other borrowed money	16,702,000
Bank's liability on acceptances executed and outstanding	749,000
Subordinated notes and debentures	5,993,000
Other liabilities.	9,195,000
Total liabilities	215,675,000
Minority Interest in consolidated subsidiaries	977,000
EQUITY CAPITAL
Perpetual preferred stock and related surplus	161,000
Common Stock	455,000
Surplus	13,302,000
Retained Earnings	1,847,000
Accumulated other comprehensive income	368,000
Other Equity Capital components	0
Total equity capital	16,133,000
Total liabilities and equity capital	232,785,000